PROSPECTUS SUPPLEMENT DATED OCTOBER 29, 1998


(To Prospectus dated October 30, 1997)



                                    CYMER, INC.

                                 U.S. $172,500,000

     3-1/2%/7-1/4% Step-Up Convertible Subordinated Notes due August 6, 2004
                                        and
              Shares of Common Stock Issuable Upon Conversion Thereof


                         ---------------------------------



This Prospectus Supplement together, with the Prospectus, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their succcessors in connection with the offer and sale of the above referenced securities.

The section entitled "Selling Securityholders" commencing on page 34 of the Prospectus is hereby amended to include the following table:

                              SELLING SECURITYHOLDERS

-----------------------------------------------------------------------------------
                                                               NUMBER OF SHARES
                                           PRINCIPAL AMOUNT    OF COMMON STOCK
                                               OF NOTES          BENEFICIALLY
          SELLING SECURITYHOLDER          BENEFICIALLY OWNED  OWNED AND OFFERED
                                          AND OFFERED HEREBY    HEREBY (1)(2)
-----------------------------------------------------------------------------------
TQA Leverage Fund, L.P..  . . . . . . .        1,300,000             27,659

Argent Classic Convertible Arbitrage
  Fund (Bermuda) (L.P.)(3)  . . . . . . .      6,900,000            146,808

SAFECO Income Fund  . . . . . . . . . .        8,000,000            170,212

(1)  Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $47.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(3) Represents additional Notes and Shares being registered by the Selling Securityholder.